Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

November 2, 2023 and the Prospectus dated February 19, 2021

Registration No. 333-253297

LXP INDUSTRIAL TRUST

Pricing Term Sheet

Dated November 2, 2023

This pricing term sheet supplements LXP Industrial Trust’s preliminary prospectus supplement, dated November 2, 2023 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, relating to the offering of the Notes, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement. All references to dollar amounts are references to U.S. dollars. Unless the context otherwise requires, references to “Issuer” or “we” in this pricing term sheet mean LXP Industrial Trust and not its subsidiaries.

Terms applicable to

$300,000,000 6.750% Senior Notes due 2028

Issuer:	LXP Industrial Trust

Expected Ratings
(Moody’s / S&P / Fitch):*	Baa2 / BBB- / BBB

Title of Securities:	6.750% Senior Notes due 2028

Principal Amount Offered:	$300,000,000

Trade Date:	November 2, 2023

Settlement Date:	November 13, 2023 (T+7)**

Maturity Date:	November 15, 2028

Interest Payment Dates:	Semi-annually each May 15 and November 15, commencing May 15, 2024

Benchmark Treasury:	4.875% due October 31, 2028

Benchmark Treasury Price / Yield:	101-01+ / 4.638%

Spread to Benchmark Treasury:	T+225 bps

Yield to Maturity:	6.888%

Coupon:	6.750%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	99.423% of the principal amount

Gross Proceeds:	$298,269,000

Optional Redemption:	Make-whole call at any time before October 15, 2028 (one month prior to November 15, 2028) based on U.S. Treasury plus 35 basis points, or at par thereafter

Joint Book-Running Managers:	Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
KeyBanc Capital Markets Inc.
Regions Securities LLC
BofA Securities, Inc.
TD Securities (USA) LLC

Co-Managers:	Citizens Capital Markets, Inc.
Samuel A. Ramirez & Company, Inc.

CUSIP / ISIN:	529043 AF8 / US529043AF83

Form of Offering:	SEC Registered (Registration No. 333-253297)

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about November 13, 2023, which will be the seventh business day following the date of pricing of the notes (such settlement being referred to as ‘‘T+7’’). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and the preliminary prospectus supplement (including the documents incorporated by reference therein) for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, copies may be obtained from Wells Fargo Securities, LLC toll free at 1-800-645-3751, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Mizuho Securities USA LLC toll free at 1-866-271-7403.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.